APPENDIX A

                          AUDIT COMMITTEE CHARTER
                   (as adopted by the Board of Directors
                    of VSE Corporation on March 9, 2004)

  1. Role.  The role of the Audit Committee (the "Committee") is to:
     (a) oversee the Corporation's accounting and financial reporting processes and the audits of the Corporation's financial statements; (b) monitor and make recommendations to the Corporation's Board of Directors (the "Board") regarding the auditing and integrity of the Corporation's consolidated financial statements; (c) be directly responsible for the qualification, selection, retention, independence, performance and compensation of the Corporation's independent auditors ("Auditors"), including resolution of disagreements between management and the Auditors regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, and have the Auditors report directly to the Committee; (d) provide oversight in respect of the Corporation's internal audit and accounting and financial reporting processes; and (e) perform such other duties as are enumerated in and consistent with this Charter.

  2. Membership. The Committee's membership will consist of three or more directors, each of whom shall be independent, as such term is defined in the applicable rules of the Securities and Exchange Commission ("SEC") and The Nasdaq Stock Market, Inc. ("Nasdaq"), and the Board shall affirmatively determine that each Committee member has such independence and no relationship that, in the Board's opinion, would interfere with his or her independent judgment. Each Committee member shall, at the time of his or her appointment to the Committee, be able to read and understand fundamental financial statements, including the balance sheet, income statement, and cash flow statement. At least one Committee member shall be an "audit committee financial expert" as such term is defined by applicable SEC requirements and, as required by applicable Nasdaq rules, have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board shall appoint the chairperson.

  3. Operations. The Committee will meet at least four times a year. Additional meetings may occur as the Committee or its chair deem advisable. The Committee will keep minutes of its proceedings and will report its actions to its next meeting. The Committee will be governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision hereof, (b) any provision of the Corporation's certificate of incorporation or bylaws, or (c) the laws of the State of Delaware.

  4. Authority.
       a) The Committee will have the resources and authority necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants, as it deems appropriate. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Corporation, and the Committee will take all necessary or appropriate action to preserve the privileged nature of those communications.

       b) Except as may otherwise be specifically authorized herein or required by the federal securities laws or Nasdaq rules, the Committee is not authorized to bind the Board or VSE without the Board's prior approval set forth in a duly adopted resolution approved by a majority of the Board members who are independent as defined by Nasdaq Rule 4200(a)(15) as currently in effect.

  5. Responsibilities. The Committee's principal responsibilities and functions are to review and provide guidance to the Board and management in respect of the principal financial reporting and audit policies of the Corporation, including:
       a) Direct responsibility for the qualification, selection, retention, independence, performance and compensation of the Auditor;
       b) Direct responsibility for the adoption of an Auditor non-audit services policy and approval of audit and non-audit services;
       c) Direct responsibility for discussion and recommendation of audited financial statements, review of financial reporting issues, review of earnings news releases and preparation of the Committee report included in the Corporation's annual proxy statement;
       d) Obtaining from the Auditors a formal written statement delineating all relationships between the Auditors and the Corporation, consistent with Independence Standards Board Standard 1, and actively engage in a dialogue with the Auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the Auditors and taking, or recommending that the full Board take, appropriate action to oversee the independence of the Auditors;
       e) Providing oversight in respect of Securities Exchange Act Section 10A(b) discovery of illegal acts, conflicts of interest and ethical conduct review;
       f) Establishing procedures for: (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and
          (ii) the confidential, anonymous submission by employees of the Corporation or its subsidiaries of concerns regarding questionable accounting or auditing matters;
       g) Reviewing and reassessing the adequacy of this Charter on an annual basis; and
       h) Reviewing other financial reporting or audit issues that the Board or management desires to have reviewed by the Committee.
     While the matters set forth in clauses 5(a), (b) and (c) above shall be the exclusive responsibility of the Committee, the Committee should periodically consult with the Board in respect of such matters.

  6. Funding. The Corporation shall provide for appropriate funding, as determined by the Committee, in its capacity as a Board committee, for payment of:
       a) Compensation to any advisers employed by the Committee under section 4(a) above; and
       b) Ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

  7. Availability of Charter. VSE shall post the text of this Charter on its Internet website so that it is available for stockholders.
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